UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2014

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2014, the Board of Directors (the “Board”) of Energy XXI Ltd (the “Company”), in accordance with the recommendation of the Nomination Committee of the Board (the “Nomination Committee”), approved an increase in the size of the Board from seven to nine members, with Class I, Class II and Class III each having three directors.

The Board, in accordance with the recommendation of the Nomination Committee, appointed and elected Norman “Norm” Louie to serve as a Class I director and James “Jim” LaChance to serve as a Class III director on the Board until the next Annual General Meeting of Shareholders, at which time the Board intends to propose each of Messrs. Louie and LaChance for election by the Company’s shareholders.

Mr. Norm Louie

Mr. Louie has served since 2008 as a Managing Director at Mount Kellett Capital Management LP, a leading private equity firm based in New York with over $7 billion of capital under management, as co-head of the North American investment team. Previously, he was a portfolio manager at SAB Capital Management (“SAB”) from January 2004 to December 2006 where he focused on special situations investing. Prior to SAB, Mr. Louie was the director of research at Whippoorwill Associates, a hedge fund dedicated to special situations investing, from January 2000 to December 2003. There are no understandings or arrangements between Mr. Louie and any other person pursuant to which Mr. Louie was selected to serve as a Class I director of the Board. There are no relationships between Mr. Louie and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Mr. Jim LaChance

Mr. LaChance has been a portfolio manager specializing in high-yield bonds for over 20 years. Most recently, Mr. LaChance worked for Satellite Asset Management, L.P., a New York based investment management fund with approximately $7 billion dollars under management. Prior to Satellite, he was a partner at Post Advisory Group, LLC, an $8 billion investment management firm in Los Angeles and also previously managed hedge funds for LibertyView Capital Management. He currently sits on the boards of Northern Offshore Ltd., a drilling and production services company, serving as chairman from 2005 to 2012, interim president and CEO from November 2009 to July 2010, and Horizon Lines, Inc., a domestic shipping company, where he has served since 2008 and is currently audit committee chairman. There are no understandings or arrangements between Mr. LaChance and any other person pursuant to which Mr. LaChance was selected to serve as a Class III director of the Board. There are no relationships between Mr. LaChance and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

On December 15, 2014, the Company issued a press release announcing the election of Mr. Louie and Mr. LaChance to serve on the Board. For additional information concerning the foregoing, a copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Energy XXI Ltd, dated December 15, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY XXI LTD

	By:	/s/ Bruce W. Busmire
Bruce W. Busmire
December 15, 2014		Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Energy XXI Ltd, dated December 15, 2014.